Exhibit 10.4

FIRST AMENDMENT TO THE COMSTOCK RESOURCES, INC.

2009 LONG-TERM INCENTIVE PLAN

WHEREAS, Comstock Resources, Inc. (the “Company”) has previously adopted the 2009 Long-term Incentive Plan (the “Plan”), effective May 19, 2009; and

WHEREAS, the Board of Directors (the “Board”), at its meeting on December 12, 2013, approved an amendment to the Plan to prohibit the cash buy-out of “underwater” stock options; and

WHEREAS, Part V of the Plan authorizes the Compensation Committee (the “Committee”) to determine the performance measures for Performance Units awarded under the Plan; and

WHEREAS, as authorized in Part V of the Plan, the Committee approved the form of an amendment to the Plan at its meeting on December 13, 2012, establishing performance goals so that Performance Unit awards under the Plan will be deductible as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, this First Amendment to the 2009 Long-term Incentive Plan is adopted, effective January 1, 2013:

I. Paragraph I.14(c) of the Plan is amended to provide as follows (added provisions are underlined):

(c) Neither the Board nor the Committee may, without further approval of the stockholders of the Company, reduce the exercise price of a Stock Option or the grant value of a Stock Appreciation Right, except in accordance with the adjustments pursuant to paragraph I.11. Neither the Board nor the Committee may accelerate the vesting of an Award of Restricted Stock, Restricted Stock Units or Performance Units, except in the event of a Participant’s death, Disability or Retirement. Neither the Board nor the Committee shall offer a cash buy-out of “underwater” Stock Options, and such buyouts of “underwater” Stock Options shall be prohibited.

II. The Plan is amended by adding Part VII to provide as follows:

VII. SECTION 162(m) PERFORMANCE AWARDS

The maximum aggregate Award of Performance Units that a Participant may receive in any one Fiscal Year shall be 750,000 Shares, if stated in shares of stock, or $10,000,000, if stated in cash, determined as of the date of the award.

Notwithstanding any other terms of this Plan, the vesting, payout or value (as determined by the Committee) of each Award other than a Stock Option or Stock Appreciation Right that, at the time of grant, the Committee intends to be performance-based compensation to a “covered employee,” as such terms are defined in Section 162(m) of the Code, shall be determined by the attainment of one or more performance goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the performance goal(s) applicable to such Awards within 90 days after the commencement of the period to which the performance goal(s) relate(s), or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of performance-based compensation above the maximum value determined under the performance formula by the attainment of the applicable performance goal(s), but the Committee retains the discretion to reduce the value below such maximum.

The performance goals, upon which the payment or vesting of an Award occurs that is intended to qualify as performance-based compensation, shall be limited to the following performance measures:

(a) Increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest, taxes, depreciation, amortization, exploration and other non-cash expenses (“EBITDAX”); net income and/or earnings per share;

(b) Return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);

(c) Share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);

(d) Oil and gas reserve replacement, reserve growth and finding and development costs;

(e) Increases in, or levels of, oil and/or gas production;

(f) Performance of investments in oil and gas properties;

(g) Cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital); and

(h) Decreases in the leverage ratio (defined as total debt over EBITDAX).

Any performance measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee shall also have the authority to provide in Award Agreements for accelerated vesting of an Award based on the achievement of performance goal(s), a Participant’s Retirement, or a Change in Control.

The Committee may provide in any Award Agreement that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization or restructuring transactions; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; and (f) significant acquisitions or divestitures. To the extent such inclusions or exclusions affect Awards to covered employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to covered employees that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.